                            VARIABLE ANNUITY ACCOUNT
                  REAL ESTATE SECURITIES SEGREGATED SUB-ACCOUNT
                            PERFORMANCE CALCULATIONS

TOTAL RETURN CALCULATIONS

Total return is the percentage change between the offering price of one accumulation unit at the beginning of a period and the redeemable value of that accumulation unit at the end of a period. A data base file is kept and updated monthly with respect to accumulation unit values. From this data base file, total return can be calculated for any specified number of periods since the segregated sub-account's date of beginning operations. For periods prior to the date of this Prospectus the quotations will be based on the assumption that the contracts described herein were available when the underlying Portfolios first commenced operations.

CUMULATIVE TOTAL RETURN

Cumulative total return is based on an initial $1,000 investment made on May 1, 1998. Using the accumulation unit value information attached, the cumulative total return for Multi-option Achiever Annuity Contract without consideration of the contingent deferred sales charge or contract fees at December 31, 1998 is as follows:

CUMULATIVE    =   (ENDING REDEEMABLE VALUE - INITIAL AMOUNT INVESTED )   *  100
TOTAL RETURN     ------------------------------------------------------
                              INITIAL AMOUNT INVESTED

FLEXIBLE PAYMENT VARIABLE ANNUITY CONTRACTS - WITHOUT DEFERRED SALES CHARGE OR CONTRACT FEES

                   (843.10- 1,000.00) * 100 = -15.69%
                   ------------------
                       1,000.00

AVERAGE ANNUAL TOTAL RETURN

In accordance with the SEC, average annual total return (T) allocates equal value among each period (N) by comparing the initial amount invested (P) to the ending redeemable value (ERV). The formula prescribed by the SEC is as follows:

                                  N
                           P[(1+T) ] = ERV

AVERAGE ANNUAL TOTAL RETURN FOR THE PERIOD FROM MAY 1, 1998 TO DECEMBER 31, 1998 for Multi-option Achiever Annuity Contract (with and without consideration of the contingent deferred sales charge or contract fees) is as follows:

FLEXIBLE PAYMENT VARIABLE ANNUITY CONTRACT - INCLUDING DEFERRED SALES CHARGE AND CONTRACT FEES

                  $1,000.00 [(1 - .2273)] = $772.70 T = -22.73%


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FLEXIBLE PAYMENT VARIABLE ANNUITY CONTRACTS - WITHOUT DEFERRED SALES CHARGE OR
CONTRACT FEES


                 $1,000.00 [(1 - .1569)] = $843.10 T = -15.69%

Note that since the period from May 1, 1998 to December 31, 1998 is less than one year, the calculation is not annualized.

The following information is used in the total return calculations:

                                                 Accumulation
           Date                                   unit value
         --------                                ------------
         05/01/98                                  $1.186097
         12/31/98                                   1.000000